SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2005

Panacos Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24241	11-3238476
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

134 Coolidge Avenue

Watertown, Massachusetts 02472

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (617) 926-1551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

See disclosure set forth under Item 5.02(c) below.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a)	Not applicable.

(b)	Not applicable.

(c)     On August 18, 2005, Panacos Pharmaceuticals, Inc. (“Panacos” or the “Company”), announced that Peyton J. Marshall, Ph.D. has been appointed as the Company’s Executive Vice President and Chief Financial Officer effective as of August 17, 2005. Dr. Marshall, age 50, served as Senior Vice President, Finance and Administration and Chief Financial Officer of EPIX Pharmaceuticals, Inc. from November 2002 until July 2005. Prior to joining EPIX, Dr. Marshall was Chief Financial Officer of The Medicines Company from 1997 through its initial public offering and the launch of its lead product until the company’s headquarters moved to New Jersey in 2002. From 1995 to 1997, Dr. Marshall was based in London as a Managing Director and head of European Corporate Financing and Risk Management Origination at Union Bank of Switzerland, an investment banking firm. From 1986 to 1995, Dr. Marshall held various investment banking positions at Goldman Sachs and Company, an investment banking firm, including head of European product development from 1987 to 1993 and Executive Director, Derivatives Origination from 1993 to 1995. From 1981 to 1986, Dr. Marshall held several product development positions at The First Boston Corporation, an investment banking firm, and was an Assistant Professor of Economics at Vanderbilt University. Dr. Marshall holds an A.B. in economics from Davidson College and a Ph.D. in economics from the Massachusetts Institute of Technology.

Pursuant to the terms of Dr. Marshall’s offer letter, his initial base pay is annualized at $240,000, and he is eligible to receive an annual cash bonus targeted at 35% of his annual base pay at the end of each calendar year that he is employed by Panacos. The award and amount, which may be less than or greater than the target amount, of any annual cash bonus shall be determined at the sole discretion of Panacos, based on the achievement of mutually agreed upon performance goals, both individual and Company, and Dr. Marshall’s continued employment with Panacos. Any annual cash bonus will be paid within 60 days following the end of the year to which it relates. Any cash bonus for 2005 will be pro-rated based on Dr. Marshall’s start date. In connection with his employment, Dr. Marshall has been granted an initial option to purchase 545,000 shares of Panacos’ common stock at fair market value at the time of grant. The options will vest monthly in 48 equal installments beginning on September 17, 2005. Subject to the termination provisions described below, upon termination of employment, Dr. Marshall shall have three months to exercise any unexercised, vested options. The offer letter also provides for participation in employee benefits offered by Panacos, such as medical, disability and life insurance and Panacos’ 401(k) plan. The offer letter also provides for the signing of an Employee Non-Disclosure, Non-Competition and Inventions Agreement by Dr. Marshall.

Pursuant to the offer letter, if Dr. Marshall’s employment is terminated without cause or he resigns for good reason within three years of the start of his employment, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of six months’ base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Marshall’s medical and dental coverage for six months following the termination date. In addition, Dr. Marshall will have twelve months to exercise any stock options that are exercisable as of such termination date. If Dr. Marshall’s employment is terminated without cause or he resigns for good reason after the third anniversary of his first day of employment, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of one year’s base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Marshall’s medical and dental coverage for one year following the termination date. In addition, Dr. Marshall will have twelve months to exercise any stock options that are exercisable as of such termination date. If, within twelve months following a change of control, as defined in the offer letter, Dr. Marshall’s employment is terminated without cause or he resigns for good reason, then, in exchange for a complete release of claims against Panacos, Panacos will pay severance of one year’s base pay, paid in accordance with Panacos’ then-current payroll practices, and will continue to pay its portion of the cost to continue Dr. Marshall’s medical and dental coverage for one year following the termination date. In addition, any outstanding stock options shall become automatically exercisable at the time of such termination or resignation, and Dr. Marshall will have twelve months from the date of such termination or resignation to exercise any exercisable stock options.

(d)	Not applicable.

ITEM 8.01 OTHER EVENTS.

On August 15, 2005, stockholders of V.I. Technologies, Inc. (“Vitex”) approved an amendment to Vitex’s Restated Certificate of Incorporation to change the corporate name from V.I. Technologies, Inc. to Panacos Pharmaceuticals, Inc. Vitex amended its Restated Certificate of Incorporation on August 15, 2005. The name change became effective on August 17, 2005.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

Exhibit No.	Exhibit

99.1	Press Release of Panacos Pharmaceuticals, Inc. dated August 18, 2005 regarding change of corporate name.

99.2	Press Release of Panacos Pharmaceuticals, Inc. dated August 18, 2005 regarding appointment of Executive Vice President and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V. I. TECHNOLOGIES, INC.

Dated: August 18, 2005	By:	/s/ Samuel K. Ackerman
Samuel K. Ackerman, M.D. President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press Release of Panacos Pharmaceuticals, Inc. dated August 18, 2005 regarding change of corporate name.

99.2	Press Release of Panacos Pharmaceuticals, Inc. dated August 18, 2005 regarding appointment of Executive Vice President and Chief Financial Officer.